                                                                   Exhibit 23.1

              Consent of Ernst & Young LLP, Independent Auditors

   We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 15, 1999 in the Registration Statement (Form S-3) and related Prospectus of OnHealth Network Company for the registration of 6,900,000 shares of its common stock.

   We also consent to the incorporation by reference therein of our report dated March 15, 1999, with respect to the financial statements and schedule of OnHealth Network Company included in its Annual Report (Form 10-K), as amended, for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

                                          /s/ Ernst & Young LLP

                                          Ernst & Young LLP

Seattle, Washington
June 22, 1999